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                          INVESTMENT ADVISORY AGREEMENT
                       THE OFFITBANK INVESTMENT FUND, INC.
                              125 West 55th Street
                            New York, New York 10019

                                                   ____________, 1997

OFFITBANK
520 Madison Avenue
New York, New York 10022

Dear Sir or Madam:

     This will confirm the agreement between the undersigned (the "Company") and you (the "Investment Adviser") as follows:

          1. The Company is an open-end investment company which currently has eleven investment portfolios. The Company proposes to engage in the business of investing and reinvesting the assets of the OFFITBANK Total Return Fund, OFFITBANK U.S. Government Securities Fund and OFFITBANK Mortgage Securities Fund (individually a "Fund", collectively, the "Funds") in the manner and in accordance with the investment objectives and limitations specified in the Company's Articles of Incorporation and Articles Supplementary (the "Articles") and the currently effective prospectus, including the documents incorporated by reference therein (the "Prospectus"), relating to the Company and the Funds, included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to the Investment Adviser. Any amendments to these documents shall be furnished to the Investment Adviser.

          2. The Company employs the Investment Adviser to (a) make investment strategy decisions for the Funds, (b) manage the investing and reinvesting of the Funds' assets as specified in paragraph 1, (c) place purchase and sale orders on behalf of the Funds and (d) provide continuous supervision of each Fund's investment portfolio.

          3. (a) The Investment Adviser shall, at is expense, provide the Funds with office space, furnishings and equipment and personnel required by it to perform the services to be provided by the Investment Adviser pursuant to this Agreement. The Investment Adviser has also agreed to pay the Company's organizational expenses.

               (b) Except as provided in subparagraph (a), the Company shall be responsible for all of the Funds' expenses and

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liabilities, including taxes; interest; fees (including fees paid to its directors who are not affiliated with the Investment Adviser or any of its affiliates); fees payable to the Securities and Exchange Commission; state securities qualification fees; costs of preparing and printing prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees, charges of the custodian and transfer agent; insurance premiums; auditing any legal expenses; costs of shareholders' reports and shareholders' meetings; any extraordinary expenses; and brokerage fees and commissions, if any, in connection with the purchase or sale of portfolio securities.

     4. As manager of the Funds' assets, the Investment Adviser shall make investments for the Funds' account in accordance with the investment objectives and limitations set forth in the Articles, the Prospectus, the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, applicable banking laws and regulations, and policy decisions adopted by the Company's Board of Directors from time to time. The Investment Adviser shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Funds' accounts and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making such investments.

     5. The Investment Adviser is authorized on behalf of the Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, to purchase and/or sell securities in which the Investment Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Investment Adviser is further authorized, to the extent permitted by applicable law, to select brokers for the execution of trades for the Company, which broker may be an affiliate of the Investment Adviser, provided that the best competitive execution price is obtained at the time of the trade execution.

     6. In consideration of the Investment Adviser's undertaking to render the services described in this agreement, the Company agrees that the Investment Adviser shall not be liable under this agreement for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this agreement, provided that nothing in this agreement shall be deemed to protect or purport to protect the Investment Adviser against any liability to the Company or its stockholders to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross

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negligence in the performance of the Investment Adviser's duties under this agreement or by reason of the Investment Adviser's reckless disregard of its obligations and duties hereunder.

     7. In consideration of the services to be rendered by the Investment Adviser under this agreement, the Company shall pay the Investment Adviser monthly fees on the first Business Day (as defined in the Prospectus) of each month based upon the average daily net assets of each Fund during the preceding month (as determined on the days and at the time set forth in the Prospectus for determining net asset value per share) at the following annual rates: ___% for the assets of the OFFITBANK Total Return Fund not invested in the other Funds of the Company; ___% for the assets of the OFFITBANK U.S. Government Securities Fund; and ___% for the assets of the OFFITBANK Mortgage Securities Fund. If the fees payable to the Investment Adviser pursuant to this paragraph 7 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fees for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Funds' net assets shall be computed in the manner specified in the Prospectus and the Articles for the computation of the value of the Funds' net asset in connection with the determination of the net asset value of shares of the Funds' capital stock

     8. If the aggregate expenses incurred by, or allocated to, each Fund in any fiscal year shall exceed the expense limitations applicable to such Fund imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Investment Adviser shall reimburse such Fund for such excess. The Investment Adviser's reimbursement obligation will be limited to the amount of fees it received under this agreement during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this contract shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any payments required to be made by this paragraph 8 shall be made once a year promptly after the end of the Company's fiscal year.

     9. This agreement shall continue in effect until two years from the date hereof and thereafter with respect to each Fund for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a

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majority of such Fund's outstanding voting securities (as defined in the 1940
Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This agreement may be terminated by any Fund at any time, without the payment of any penalty, by a vote of a majority of such Fund's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Investment Adviser or by the Investment Adviser on 60 days' written notice to the Company. This agreement may remain in effect with respect to a Fund even if it has been terminated in accordance with this paragraph with respect to the other Funds. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     10. Upon expiration or earlier termination of this agreement, the Company shall, if reference to "OFFITBANK" is made in the corporate name of the Company or in the names of the Funds and if the Investment Adviser requests in writing, as promptly as practicable change its corporate name and the names of the Funds so as to eliminate all reference to "OFFITBANK", and thereafter the Company and the funds shall cease transacting business in any corporate name using the words "OFFITBANK" or any other reference to the Investment Adviser or "OFFITBANK".
The foregoing rights of the Investment Adviser and obligations of the Company shall not deprive the Investment Adviser, or any affiliate thereof which has "OFFITBANK" in its name, of, but shall be in addition to, any other rights or remedies to which the Investment Adviser and any such affiliate may be entitled in law or equity by reason of any breach of this agreement by the Company, and the failure or omission of the Investment Adviser to request a change of the Company's or the Funds' name or a cessation of the use of the name of "OFFITBANK" as described in this paragraph 10 shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach.

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     11.  Except to the extent necessary to perform the Investment Adviser's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Investment Adviser, or any affiliate of the Investment Adviser, or any employee of the Investment Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

     12.  This agreement shall be governed by the laws of the State of Maryland.

     If the foregoing correctly sets forth the agreement between the Company and the Investment Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                   Very truly yours,

                                   THE OFFITBANK INVESTMENT FUND, INC.



                                   By:
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     ACCEPTED:

     OFFITBANK


By:
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